EXHIBIT 16.1

November 8, 2013
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have read the statements made by A-Mark Precious Metals, Inc. included in the section titled Changes in and Disagreements with Accountants on Accounting and Financial Disclosures in its Registration Statement on Form S-1. We agree with the statements insofar as they relate to our firm.
Very truly yours,
/s/ BDO USA, LLP